Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL 2013; REAFFIRMS FULL YEAR GUIDANCE

MILWAUKEE, Oct. 18, 2012/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first fiscal quarter ended September 30, 2012.

Highlights:

•	First quarter fiscal 2013 consolidated net sales were $309.0 million, or 22.2% lower than the first quarter of fiscal 2012.

•	Fiscal 2013 first quarter consolidated net loss excluding restructuring charges was $13.2 million, $8.0 million higher than the net loss of $5.2 million in the first quarter of fiscal 2012.

•	The Company recorded pre-tax restructuring charges of $5.1 million ($3.3 million after tax or $0.07 per diluted share) during the three months ended September 30, 2012.

•	Retirement plan changes announced to focus employee retirement savings on the defined contribution 401(k) plan.

“While our first quarter results are down from a year ago, they are in line with our expectations. Unusually dry conditions in the United States and the continued economic issues in Europe resulted in lower volumes compared to last year," commented Todd J. Teske, President and Chief Executive Officer of Briggs & Stratton Corporation. “In order to manage inventory levels, we executed on our plans to proactively reduce production levels in our manufacturing plants. The reduced sales into the lawn and garden market were only partially offset by the impact of generator shipments resulting from Hurricane Isaac, which had less of an impact than Hurricane Irene did last year.” Teske continued, “We continue to execute our restructuring program announced last year which resulted in savings of $9.8 million during the quarter, in line with our expectations. Overall, we continue to be on track with our plan for the full fiscal year and are reaffirming our fiscal year sales and earnings guidance."

Consolidated Results:

Consolidated net sales for the first quarter of fiscal 2013 were $309.0 million, a decrease of $88.3 million or 22.2% from the first quarter of fiscal 2012. Fiscal 2013 first quarter consolidated net loss including restructuring charges was $16.5 million, or $0.35 per diluted share. The first quarter of fiscal 2012 consolidated net loss was $5.2 million, or $0.10 per diluted share.

Included in the consolidated net loss for the first quarter of fiscal 2013 were pre-tax charges of $5.1 million ($3.3 million after tax or $0.07 per diluted share) related to previously announced restructuring actions. After considering the impact of the restructuring charges, the adjusted consolidated net loss for the first quarter of fiscal 2013 was $13.2 million or $0.28 per diluted share, which was $8.0 million or $0.18 per diluted share higher compared to the first quarter fiscal 2012 consolidated net loss of $5.2 million or $0.10 per diluted share. There were no restructuring costs in the first quarter of fiscal 2012.

Engines Segment:

	Three Months Ended Fiscal September
(In Thousands)	2012	2011
Engines Net Sales	$164,515	$203,378

Engines Gross Profit as Reported	$24,712	$36,882
Restructuring Charges	1,091	—
Adjusted Engines Gross Profit	$25,803	$36,882

Engines Gross Profit % as Reported	15.0%	18.1%
Adjusted Engines Gross Profit %	15.7%	18.1%

Engines Loss from Operations as Reported	$(17,504)	$(5,477)
Restructuring Charges	1,091	—
Adjusted Engines Loss from Operations	$(16,413)	$(5,477)

Engines Loss from Operations % as Reported	(10.6)%	(2.7)%
Adjusted Engines Loss from Operations %	(10.0)%	(2.7)%

Engines Segment fiscal 2013 first quarter net sales were $164.5 million, which was $38.9 million or 19.1% lower than the first quarter of fiscal 2012. This decrease in net sales was primarily driven by a 16% reduction in unit shipment volumes mainly to lawn and garden OEMs in the North American and Asian markets resulting from drought conditions in North America and economic uncertainty in the global markets, an unfavorable mix of engines sold that reflected proportionately lower sales of large engines and unfavorable foreign exchange of $1.9 million, partially offset by improved engine pricing.

The Engines Segment adjusted gross profit percentage for the first quarter of 2013 was 15.7%, which was 2.4% lower compared to the first quarter of fiscal 2012. The adjusted gross profit percentage was unfavorably impacted by 2.8% due to a mix of products sold that reflect proportionately lower sales of large engines, 2.1% due to reduced absorption on 16% lower production volumes and unfavorable absorption rates driven by proportionately lower production of large engines and 0.6% due to unfavorable foreign exchange. These reductions in gross profit percentage were partially offset by a 1.4% benefit due to increased pricing and 1.7% from cost savings as a result of restructuring actions initiated in fiscal 2012.

The Engines Segment engineering, selling, general and administrative expenses were $42.2 million in the first quarter of fiscal 2013, a decrease of $0.1 million from the first quarter of fiscal 2012 primarily due to lower compensation costs of $2.3 million as a result of the previously announced global salaried employee reduction, partially offset by $1.4 million of increased pension expense compared to the same period last year.

Products Segment:

	Three Months Ended Fiscal September
(In Thousands)	2012	2011
Products Net Sales	$173,297	$235,282

Products Gross Profit as Reported	$18,716	$27,611
Restructuring Charges	4,035	—
Adjusted Products Gross Profit	$22,751	$27,611

Products Gross Profit % as Reported	10.8%	11.7%
Adjusted Products Gross Profit %	13.1%	11.7%

Products Income (Loss) from Operations as Reported	$(4,756)	$2,293
Restructuring Charges	4,035	—
Adjusted Products Income (Loss) from Operations	$(721)	$2,293

Products Income (Loss) from Operations % as Reported	(2.7)%	1.0%
Adjusted Products Income (Loss) from Operations %	(0.4)%	1.0%

Products Segment fiscal 2013 first quarter net sales were $173.3 million, a decrease of $62.0 million or 26.3% from the first quarter of fiscal 2012. The decrease in net sales was primarily due to lower sales volumes of portable generators due to fewer storm related sales compared to the same period a year ago, reduced pre-season sales of snow equipment due to high inventory levels resulting from the unusually mild winter last year and reduced sales of lawn and garden equipment due to drought conditions in North America. This decrease was partially offset by higher shipments of home standby generators as well as internationally and improved pricing.

The Products Segment adjusted gross profit percentage for the first quarter of 2013 was 13.1%, which was 1.4% higher compared to the first quarter of fiscal 2012. The adjusted gross profit percentage was improved by 2.5% due to increased pricing and a favorable mix of lawn and garden sales through the dealer channel, 0.3% from favorable foreign exchange and 2.4% from cost savings as a result of restructuring actions initiated in fiscal 2012. This was partially offset by 0.3% from higher manufacturing costs and 3.5% unfavorable absorption on 44% lower production throughput as we continue to manage inventories.

The Products Segment fiscal 2013 first quarter engineering, selling, general and administrative expenses were $23.5 million, a decrease of $1.8 million from the first quarter of fiscal 2012. The decrease was attributable to lower compensation costs of $0.6 million as a result of the previously announced global salaried employee reduction and a planned reduction of spend in advertising costs and professional services in response to the softness in the global markets.

Corporate Items:

Interest expense for the first quarter of fiscal 2013 was $4.5 million, or $0.1 million higher compared to the same period a year ago.

The effective tax rate for the first quarter of fiscal 2013 was 33.6% or $8.4 million of tax benefit compared to negative 25.3% or $1.1 million of tax expense for the first quarter of fiscal 2012. The first quarter of fiscal 2012 reflected a tax expense in spite of a loss before taxes as the Company was unable to record a benefit for losses at certain of our foreign subsidiaries. During the first quarter of fiscal 2013, these foreign subsidiaries improved their profitability, resulting in the most recent quarter effective tax rate to be in line with the effective rate expected for the full fiscal year.

Financial Position:

Net debt at September 30, 2012 was $126.4 million (total debt of $228.0 million less $101.6 million of cash), an increase of $36.6 million from the $89.8 million (total debt of $228.0 million less $138.2 million of cash) at October 3, 2011. Cash flows used in operating activities for the fiscal 2013 first quarter were $41.4 million compared to $56.3 million in the fiscal 2012 first quarter. The change in cash flows used in operating activities was primarily related to lower working capital needs in the most recent period and incremental contributions to the pension plan of $5.5 million in fiscal 2013.

Approximately $19 million of the September 30, 2012 balance of accounts receivable is due to delayed funding under the Company's dealer inventory financing facility executed during fiscal 2012 with GE Capital, Commercial Distribution Finance. The delayed funding to the Company reduces the overall cost of funds.

Retirement Plan Changes:

The Company today announced that it will amend its defined benefit and defined contribution 401(k) retirement plans for U.S., non-bargaining employees. The defined benefit pension plan amendment freezes accruals for all non-bargaining employees effective January 1, 2014. The defined contribution 401(k) plan amendment increases the Company's maximum matching contribution from 3.5% to 4.0% of pay and offers all domestic non-bargaining employees a Company non-elective contribution equal to 3.0% of the employee's pay. This amendment is also effective as of January 1, 2014. “Focusing Briggs & Stratton's support of our employees' retirement savings on the 401(k) plan provides our employees with a competitive retirement benefit while delivering us with greater certainty regarding the cost and funding of plan benefits,” said Todd J. Teske, Chairman, President and CEO. “The enhanced 401(k) Company contributions will continue to help us attract and retain talented people and will help encourage and reward greater levels of employee saving.” The Company expects to recognize a pre-tax curtailment charge of approximately $2.0 million in the second quarter of fiscal 2013 related to the defined benefit plan change.

Restructuring:

The Company's execution of its previously announced restructuring actions remains on schedule. In the first fiscal quarter of 2013, the Company completed the sale of its dormant manufacturing facility in Jefferson, Wisconsin and a land parcel adjacent to its Ostrava, Czech Republic plant. In addition, the Company has made progress towards finalizing its exit from the Newbern, Tennessee and Ostrava, Czech Republic manufacturing facilities. The Company anticipates completion of its Auburn, Alabama plant consolidation by the end of fiscal 2013. As noted previously, pre-tax restructuring costs for the first quarter of fiscal 2013 were $5.1 million. The total estimated pre-tax expense related to restructuring actions in fiscal 2013 is expected to be $12 million to $22 million. In addition, the Company continues to anticipate pre-tax savings associated with restructuring actions of $30 million to $35 million in fiscal 2013 and $40 million to $45 million in fiscal 2014.

Share Repurchase Program:

On August 10, 2011, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. On August 8, 2012 the Board of Directors of the Company authorized up to an additional $50 million in funds associated with the common share repurchase program and an extension of the expiration date to June 30, 2014. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first quarter of fiscal 2013, the Company repurchased 726,745 shares on the open market at an average price $17.73 per share as compared to repurchasing 219,200 shares on the open market at an average price of $14.23 per share during the first quarter of fiscal 2012.

Outlook:

For fiscal 2013, the Company continues to project net income to be in a range of $60 million to $75 million or $1.25 to $1.55 per diluted share prior to the impact of any additional share repurchases and costs related to our announced restructuring programs and pension curtailment. The Company previously indicated that it would exit sales of lawn and garden products to national mass retailers. The estimated impact of exiting this business in fiscal 2013 is approximately $100 million of reduced sales. Although sales in the first quarter of fiscal 2013 were favorably impacted by sales of generators in response to power outages during Hurricane Isaac, drought conditions in a significant portion of the U.S. have continued to impact the lawn and garden season considerably in the U.S. into the fall, offsetting the storm benefit. Our fiscal 2013 consolidated net sales are projected to be in a range of $1.95 billion to $2.15 billion. Operating income margins are expected to improve over fiscal 2012 and be in a range of 5.1% to 5.6% and reflect the positive impacts of the restructuring programs announced during fiscal 2012. Interest expense and other income are estimated to be approximately $18 million and $7 million, respectively. The effective tax rate is projected to be in a range of 31% to 34% and capital expenditures are projected to be approximately $50 million to $60 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3546. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1563897.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, “anticipates”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America's number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2012	2011
NET SALES	$309,020	$397,297
COST OF GOODS SOLD	260,024	331,243
RESTRUCTURING CHARGES	5,126	—
Gross Profit	43,870	66,054

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	65,688	67,677
Loss from Operations	(21,818)	(1,623)

INTEREST EXPENSE	(4,486)	(4,338)
OTHER INCOME	1,405	1,794
Loss before Income Taxes	(24,899)	(4,167)

PROVISION (CREDIT) FOR INCOME TAXES	(8,372)	1,053
Net Loss	$(16,527)	$(5,220)

Weighted Average Shares Outstanding	47,133	49,818
BASIC EARNINGS (LOSS) PER SHARE	$(0.35)	$(0.10)

Diluted Average Shares Outstanding	47,133	49,818
DILUTED EARNINGS (LOSS) PER SHARE	$(0.35)	$(0.10)

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2012	2011
NET SALES:
Engines	$164,515	$203,378
Products	173,297	235,282
Inter-Segment Eliminations	(28,792)	(41,363)
Total *	$309,020	$397,297

* International sales based on product shipment destination included in net sales	$126,497	$147,803

GROSS PROFIT:
Engines	$24,712	$36,882
Products	18,716	27,611
Inter-Segment Eliminations	442	1,561
Total	$43,870	$66,054

INCOME (LOSS) FROM OPERATIONS:
Engines	$(17,504)	$(5,477)
Products	(4,756)	2,293
Inter-Segment Eliminations	442	1,561
Total	$(21,818)	$(1,623)

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the change in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Loss & Diluted Earnings (Loss) Per Share for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2012	2011
Net Loss	$(16,527)	$(5,220)
Tax effected charges to reported net loss:
Restructuring Charges[1]	3,332	—
Adjusted Net Loss	$(13,195)	$(5,220)

Diluted Earnings (Loss) Per Share	$(0.35)	$(0.10)
Tax effected charges to reported diluted earnings (loss) per share:
Restructuring Charges[1]	0.07	—
Adjusted Diluted Earnings (Loss) Per Share	$(0.28)	$(0.10)

[1] Represents charges of $5,126 net of $1,794 of taxes for the first quarter of fiscal 2013.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended September
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2012	2011
GROSS PROFIT:
Engines
Gross Profit	$24,712	$36,882
Restructuring Charges	1,091	—
Adjusted Engines Gross Profit	$25,803	$36,882

Products
Gross Profit	18,716	27,611
Restructuring Charges	4,035	—
Adjusted Products Gross Profit	$22,751	$27,611

Inter-Segment Eliminations	442	1,561
Adjusted Gross Profit	$48,996	$66,054

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income (Loss) from Operations for the Fiscal Periods Ended September
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2012	2011
LOSS FROM OPERATIONS:
Engines
Loss from Operations	$(17,504)	$(5,477)
Restructuring Charges	1,091	—
Adjusted Engines Loss from Operations	$(16,413)	$(5,477)

Products
Income (Loss) from Operations	(4,756)	2,293
Restructuring Charges	4,035	—
Adjusted Products Income (Loss) from Operations	$(721)	$2,293

Inter-Segment Eliminations	442	1,561
Adjusted Loss from Operations	$(16,692)	$(1,623)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal September
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2012	2011
Cash and Cash Equivalents	$101,625	$138,244
Accounts Receivable, Net	192,797	232,370
Inventories	503,445	492,128
Deferred Income Tax Asset	41,125	42,858
Assets Held For Sale	5,403	5,601
Other	34,588	25,173
Total Current Assets	878,983	936,374

OTHER ASSETS:
Goodwill	205,320	201,901
Investments	19,240	21,203
Debt Issuance Costs, Net	5,461	4,685
Other Intangible Assets, Net	86,732	88,372
Deferred Income Tax Asset	71,861	24,874
Other Long-Term Assets, Net	9,050	9,380
Total Other Assets	397,664	350,415

PLANT AND EQUIPMENT:
At Cost	1,016,897	1,029,068
Less - Accumulated Depreciation	723,832	697,565
Plant and Equipment, Net	293,065	331,503
	$1,569,712	$1,618,292

CURRENT LIABILITIES:
Accounts Payable	$151,484	$172,710
Short-Term Debt	3,000	3,000
Accrued Liabilities	139,548	143,966
Total Current Liabilities	294,032	319,676

OTHER LIABILITIES:
Accrued Pension Cost	287,853	189,117
Accrued Employee Benefits	23,709	24,173
Accrued Postretirement Health Care Obligation	91,355	113,067
Other Long-Term Liabilities	35,094	26,734
Long-Term Debt	225,000	225,000
Total Other Liabilities	663,011	578,091

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	80,877	78,973
Retained Earnings	1,077,583	1,082,079
Accumulated Other Comprehensive Loss	(310,749)	(249,445)
Treasury Stock, at Cost	(235,621)	(191,661)
Total Shareholders' Investment	612,669	720,525
	$1,569,712	$1,618,292

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
CASH FLOWS FROM OPERATING ACTIVITIES:	2012	2011
Net Loss	$(16,527)	$(5,220)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	13,778	16,119
Stock Compensation Expense	2,511	2,548
Gain on Disposition of Plant and Equipment	(43)	(14)
Provision (Credit) for Deferred Income Taxes	(6,152)	3,507
Pension Cash Contributions	(5,466)	—
Non-Cash Restructuring Charges	3,185	—
Change in Operating Assets and Liabilities:
Decrease in Accounts Receivable	30,762	13,503
Increase in Inventories	(69,546)	(65,287)
Decrease in Other Current Assets	2,809	20,870
Increase (Decrease) in Accounts Payable and Accrued Liabilities	3,749	(39,057)
Other, Net	(420)	(3,240)
Net Cash Used in Operating Activities	(41,360)	(56,271)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(7,871)	(10,230)
Proceeds Received on Disposition of Plant and Equipment	5,620	80
Net Cash Used in Investing Activities	(2,251)	(10,150)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock Option Exercise Proceeds and Tax Benefits	1,534	—
Treasury Stock Purchases	(12,886)	(3,118)
Net Cash Used in Financing Activities	(11,352)	(3,118)

EFFECT OF EXCHANGE RATE CHANGES	513	(1,856)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(54,450)	(71,395)
CASH AND CASH EQUIVALENTS, Beginning	156,075	209,639
CASH AND CASH EQUIVALENTS, Ending	$101,625	$138,244